Exhibit 99.2

G MEDICAL INNOVATIONS HOLDINGS LTD.

5 Oppenheimer St.

Rehovot 7670105, Israel

February 22, 2021

VIA EDGAR

Division of Corporation Finance

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re: G Medical Innovations Holdings Ltd. – Registration Statement on Form F-1

Registrant’s Representation under Item 8.A.4 of Form 20-F (“Item 8.A.4”)

G Medical Innovations Holdings Ltd., a foreign private issuer incorporated in the Cayman Islands (the “Company”), is making this representation in connection with the Company’s confidential filing on the date hereof of its registration statement on Form F-1 (the “Registration Statement”) relating to a proposed initial public offering in the United States of the Company’s ordinary shares.

The Company has included in the Registration Statement its audited consolidated financial statements as of December 31, 2019 and for the fiscal year ended December 31, 2019, and unaudited interim consolidated financial statements as of June 30, 2020, and for each of the six-month periods ended June 30, 2020 and 2019.

Item 8.A.4 of Form 20-F states that in the case of a company’s initial public offering, the registration statement on Form F-1 must contain audited financial statements as of a date not older than 12 months from the date of the offering unless a representation is made pursuant to Instruction 2 to Item 8.A.4. The Company is making this representation pursuant to Instruction 2 to Item 8.A.4, as amended and in effect as of the date hereof, which provides that a company may instead comply with the 15-month requirement “if the company is able to represent that it is not required to comply with the 12-month requirement in any other jurisdiction outside the United States and that complying with the 12-month requirement is impracticable or involves undue hardship.”

The Company hereby represents that:

1. The Company is not required by any jurisdiction outside the United States to prepare, and has not prepared, consolidated financial statements audited under any generally accepted auditing standards for any interim period subsequent to June 30, 2020.

2. Compliance with Item 8.A.4 at present is impracticable and involves undue hardship for the Company.

3. The Company does not anticipate that its audited financial statements for the fiscal year ended December 31, 2020 will be available until April 2021.

4. In no event will the Company seek effectiveness of its Registration Statement on Form F-1 if its audited financial statements are older than 15 months at the time of the offering.

The Company is filing this representation as an exhibit to the Registration Statement on Form F-1 pursuant to Instruction 2 to Item 8.A.4.

G Medical Innovations Holdings Ltd.

/s/ Dr. Yacov Geva
By:	Dr. Yacov Geva
Title:	Chief Executive Officer